As filed with the Securities and Exchange Commission on January 23, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ECMOHO Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3F, 1000 Tianyaoqiao Road

Xuhui District

Shanghai, 200030

The People’s Republic of China

+86 21 6113 2270

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

2018 Omnibus Incentive Plan

(Full title of the plan)

Corporation Service Company

1180 Avenue of the Americas, Suite 210

New York, NY 10036-8401

+1 800 927 9801

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Richard Wei Chief Financial Officer ECMOHO Limited 3F, 1000 Tianyaoqiao Road Xuhui District Shanghai, 200030 The People’s Republic of China +86 21 6113 2270	Ching-Yang Lin, Esq. Sullivan & Cromwell LLP 28th Floor Nine Queen’s Road Central Hong Kong +852 2826 8688

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value $0.00001 per share	3,410,227 (3)	$1.8825 (3)	$6,419,752.33	$833.28
Class A ordinary shares, par value $0.00001 per share	7,976,183 (4)	$1.8825 (4)	$15,015,164.50	$1,948.97
Total	11,386,410 (5)	—	$21,434,916.83	$2,782.25

(1)	The registrant’s ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-234148).
(2)

Represents Class A ordinary shares issuable pursuant to awards granted under the 2018 Omnibus Incentive Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement is deemed to cover an indeterminate number of Class A ordinary shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the Plan.

(3)

Represents Class A ordinary shares represented by restricted share units or other awards granted under the Plan as of the date of this registration statement. The corresponding proposed maximum offering price per share, which is estimated solely for the purpose of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$7.53 per ADS, the average of the high and low prices for the registrant’s ADSs as quoted on the Nasdaq Global Market on January 16, 2020.

(4)

Represents Class A ordinary shares reserved for future award grants under the Plan. The corresponding proposed maximum offering price per share, which is estimated solely for the purpose of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$7.53 per ADS, the average of the high and low prices for the registrant’s ADSs as quoted on the Nasdaq Global Market on
January 16, 2020.

(5)

Any Class A ordinary shares covered by an award granted under the Plan (or portion of an award) that is forfeited, cancelled or otherwise expires for any reason without having been exercised shall be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares which may be issued under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION*

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

*

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8. The documents containing information specified in this Part I will be separately provided to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the registrant are incorporated herein by reference.

(1) The registrant’s prospectus filed with the Commission on November 12, 2019 pursuant to Rule 424(b)(4) under the Securities Act (Securities Act File No. 333-233951); and

(2) The description of the registrant’s Class  A ordinary shares contained in the registrant’s registration statement on Form 8-A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) filed on November 7, 2019, as modified by any amendment or report filed for the purpose of updating such description (Exchange Act File No. 001-39121).

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The registrant’s third amended and restated memorandum and articles of association permit indemnification of officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such officers and directors, other than by reason of such officer’s or director’s own dishonesty, willful default or fraud, in or about the conduct of our business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his or her duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such officer and director in defending (whether successfully or otherwise) any civil proceedings concerning the registrant or its affairs in any court whether in the Cayman Islands or elsewhere.

In addition, the registrant has entered into indemnification agreements, the form of which was filed as Exhibit 10.39 to the registrant’s registration statement on Form F-1, as amended (File No. 333- 233951), with its directors and executive officers that provide such persons with additional indemnification beyond that provided in its third amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the registrant’s directors or officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The registrant also maintains a directors and officers liability insurance policy for its directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this registration statement (see Exhibit Index below).

ITEM 9. UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Third amended and restated memorandum and articles of association of the registrant (incorporated herein by reference to Exhibit 3.2 to the registrant’s registration statement on Form F-1 filed on September 26, 2019, as amended) (Securities Act File No. 333-233951)

4.2	The registrant’s specimen certificate for Class A ordinary shares (incorporated herein by reference to Exhibit 4.2 to the registrant’s registration statement on Form F-1 filed on September 26, 2019, as amended) (Securities Act File No. 333-233951)

5.1	Opinion of Walkers (Hong Kong) (filed herewith)

10.1	ECMOHO 2018 Omnibus Incentive Plan (incorporated herein by reference to Exhibit 10.19 to the registrant’s registration statement on Form F-1 filed on September 26, 2019, as amended) (Securities Act File No. 333-233951)

23.1	Consent of Walkers (Hong Kong) (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (filed herewith)

24.1	Power of Attorney (included on the signature page of this registration statement)

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China on January 23, 2020.

ECMOHO Limited

By:	/s/ Zoe Wang
Name:	Zoe Wang
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Zoe Wang and Richard Wei, and each of them acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on January 23, 2020.

Signature	Title

/s/ Zoe Wang	Chairman & Chief Executive Officer (principal executive officer)
Name: Zoe Wang

/s/ Leo Zeng	Director
Name: Leo Zeng

/s/ Greg Ye	Director
Name: Greg Ye

/s/ Rachel Sang	Director
Name: Rachel Sang

/s/ Daniel Wang	Director
Name: Daniel Wang
/s/ Richard Wei	Chief Financial Officer (principal financial and accounting officer)
Name: Richard Wei

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of ECMOHO Limited, has signed this registration statement or amendment thereto in New York on January 23, 2020.

Authorized U.S. Representative Cogency Global Inc.

By:	/s/ Colleen A. De Vries
	Name:	Colleen A. De Vries
	Title:	Senior Vice President